                       SECURITIES AND EXCHANGE COMMISSION

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

/X/      Filed by the Registrant
/ /      Filed by a Party other than the Registrant

Check the Appropriate Box:

/ /      Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/X/      Definitive Proxy Statement

/ /      Definitive Additional Materials

/ /      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12


                          ROBOTIC VISION SYSTEMS, INC.
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (check the appropriate box):

/X/      No fee required.

/ /      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         1) Title of each class of securities to which transaction applies:


         2) Aggregate number of securities to which transaction applies:


         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


         4) Proposed maximum aggregate value of transaction:


         5) Total fee paid:


/ /      Fee paid previously with preliminary materials

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

         2) Form, Schedule or Registration Statement No.:

         3) Filing Party:

         4) Date Filed:



                        Copies of all communications to:

                              IRA I. ROXLAND, Esq.
                 Cooperman Levitt Winikoff Lester & Newman, P.C.
                                800 Third Avenue
                            New York, New York 10022
                                 (212) 688-7000

[rsvi logo]
                          ROBOTIC VISION SYSTEMS, INC.
                                 5 SHAWMUT ROAD
                          CANTON, MASSACHUSETTS 02021
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 23, 2000
                            ------------------------

To the Stockholders of
  ROBOTIC VISION SYSTEMS, INC.:

     NOTICE IS GIVEN that the annual meeting of stockholders of ROBOTIC VISION SYSTEMS, INC., a Delaware corporation, will be held at the Central Park Inter-Continental New York, 112 Central Park South, New York, New York, on Thursday, March 23, 2000 at the hour of 10:00 a.m., for the following purposes:

          1) To elect eight directors of the Company for the ensuing year.

          2) To amend the Company's 1996 Stock Plan to increase the number of shares of Common Stock available thereunder from 2,500,000 to 4,500,000.

          3) To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 2000.

          4) To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on February 18, 2000 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          Frank D. Edwards
                                          Secretary

Canton, Massachusetts
February 22, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY AND PROMPTLY RETURN IT IN THE PRE-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. ANY STOCKHOLDER MAY REVOKE HIS PROXY AT ANYTIME BEFORE THE MEETING BY GIVING WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                          ROBOTIC VISION SYSTEMS, INC.
                                 5 SHAWMUT ROAD
                          CANTON, MASSACHUSETTS 02021
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is being mailed on or about February 22, 2000 to all stockholders of record of the Company at the close of business on February 18, 2000 in connection with the solicitation by the board of directors of proxies for the annual meeting of stockholders to be held at the Central Park Inter-Continental New York, 112 Central Park South, New York, New York, on Thursday, March 23, 2000.

SOLICITATION OF PROXIES

     Proxies will be solicited by mail, and all expenses of preparing and soliciting such proxies will be paid by the Company. The Company has also arranged for reimbursement, at the rate suggested by The Nasdaq Stock Market, Inc., of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. Proxies may also be solicited by directors, officers and employees of the Company, but such persons will not be specifically compensated for such services.

     All proxies properly executed and received by the persons designated as proxy will be voted on all matters presented at the meeting in accordance with the specific instructions of the person executing such proxy or, in the absence of specified instructions, will be voted for the named nominees to the board and in favor of the proposals to:

     - amend the Company's 1996 stock option plan to increase the number of shares of common stock available thereunder from 2,500,000 to 4,500,000, and

     - ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 2000.

     The board does not know of any other matter that may be brought before the meeting but, in the event that any other matter should come before the meeting, or any nominee should not be available for election, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

MANNER OF VOTING

     Stockholders may vote their proxies by mail. Stockholders who hold their shares through a bank or broker can also vote via the Internet if this option is offered by the bank or broker. Any stockholder may revoke his proxy, whether he votes by mail or the Internet, at any time before the meeting by written notice to such effect received by the Company at the address set forth above, attn: corporate secretary, by delivery of a subsequently dated proxy or by attending the meeting and voting in person.

VOTE REQUIRED

     The total number of shares of the Company's common stock outstanding as of the record date was 27,640,535. The common stock is the only class of securities of the Company entitled to vote, each share being entitled to one non-cumulative vote. Only stockholders of record as of the close of business on the record date will be entitled to vote. A majority of the shares of common stock outstanding and entitled to vote, or 13,820,268 shares, must be present at the meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Assuming the presence of a quorum, an affirmative vote of a majority of the shares of common stock present and voting, in person or by proxy, at the meeting is required to pass upon each of the matters presented.

ABSTENTIONS AND NONVOTES

     Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the meeting, whereas broker nonvotes will not be counted for purposes of determining whether a proposal has been approved. "Broker nonvotes" are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted.

     A list of stockholders entitled to vote at the meeting will be available at the Company's offices, 5 Shawmut Road, Canton, Massachusetts, for a period of ten days prior to the meeting and at the meeting itself for examination by any stockholder.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the ownership of our common stock as of the record date by

     -  each director;

     - each person known by us to own beneficially 5% or more of our common stock;

     - each officer named in the summary compensation table elsewhere in this proxy statement; and

     -  all directors and executive officers as a group:

                                                    NUMBER OF SHARES
                                                    OF COMMON STOCK
NAME AND ADDRESS                                      BENEFICIALLY        PERCENT
BENEFICIAL OWNER(1)                                     OWNED(2)          OF CLASS
-------------------                                 ----------------      --------
Pat V. Costa......................................       548,626(3)          1.98%
Frank A. DiPietro.................................        69,925(4)             *
Jay M. Haft.......................................       504,497(5)          1.83%
Tomas Kohn........................................        55,416(6)             *
Donald J. Kramer..................................        30,035(7)             *
Mark J. Lerner....................................        83,392(8)             *
Howard Stern......................................       113,948(9)             *
Robert H. Walker..................................       111,444(10)            *
Frank D. Edwards..................................        30,000(11)            *
Curtis W. Howes...................................        19,170(12)            *
Earl H. Rideout...................................        48,673(13)            *
John J. Arcari....................................           -0-               --

                                                    NUMBER OF SHARES
                                                    OF COMMON STOCK
NAME AND ADDRESS                                      BENEFICIALLY        PERCENT
BENEFICIAL OWNER(1)                                     OWNED(2)          OF CLASS
-------------------                                 ----------------      --------
Kenneth C. Griffin................................     3,009,253(14)         10.0%
  c/o Citadel Limited Partnership(12)   225 West
Washington St.   Chicago, IL 60606
All current executive officers and directors as a
  group
  (13 persons)....................................     1,633,461(15)(16)     5.91%

-------------------------

  *  Denotes less than 1%.

 (1) Except as otherwise indicated, the address of each beneficial owner is 5 Shawmut Road, Canton, Massachusetts 02021.

 (2) Except as otherwise indicated, includes shares underlying currently exercisable options and warrants as well as those options and warrants which will become exercisable within 60 days of the record date. Except as otherwise indicated, the named persons herein have sole voting and dispositive power with respect to beneficially owned shares.

 (3) Includes 517,025 shares underlying options and 1,601 vested shares held under our retirement investment plan.

 (4) Includes 14,598 shares underlying options; also includes 32,249 shares owned of record by Mr. DiPietro's spouse.

 (5) Includes 36,598 shares underlying options; also includes 399,078 shares owned of record by Mr. Haft's spouse and 7,666 shares held indirectly in a retirement trust.

 (6) Includes 4,000 shares underlying options; also includes 1,684 shares owned of record by Mr. Kohn's spouse.

 (7) Includes 12,802 shares underlying options; also includes 10,000 shares held indirectly in an irrevocable trust with Mr. Kramer's spouse as trustee. Mr. Kramer disclaims any interest in these shares.

 (8) Includes 60,999 shares underlying warrants held by Morgen, Evan & Company, Inc., of which Mr. Lerner is the principal owner; also includes 19,598 shares underlying options.

 (9) Includes 60,970 shares underlying options and 6,148 vested shares held under our retirement investment plan.

(10) Includes 52,341 shares underlying options and 20,632 shares indirectly in a retirement account.

(11) Includes 20,000 shares underlying options.

(12) Includes 15,670 shares underlying options and 308 vested shares held under our retirement investment plan.

(13) Includes 48,365 shares underlying options.

(14) Based on Schedule 13G, filed with the SEC on February 11, 2000, Fisher Capital Ltd., Wingate Capital Ltd., Olympus Securities Ltd. and NP Partners beneficially owned, as of December 31, 1999, 2,862,202, 1,695,185, 30,900 and 18,100 of our shares, or an aggregate of 4,606,387 shares, including shares underlying prepaid warrants, incentive warrants and other warrants currently exercisable and exercisable within 60 days of the record date. Each holder of prepaid warrants is prohibited from exercising such warrants if exercise would cause the holder and its affiliates to own a number of shares which, when added to the number of shares of common stock beneficially owned 60 days prior to the date of such exercise plus any shares which were acquired during the 60 day period, would be in excess of 10% of our common stock outstanding immediately following such exercise. Therefore, the maximum number of shares of our common stock that can be beneficially owned by Fisher, Wingate, Olympus and NP Partners in the aggregate is 3,009,253 shares.

     This SEC filing also reflects that:

     - Wellington Partners Limited Partnership is the sole shareholder of Wingate and the sole member of WNPH, L.L.C.;

     - WNPH and WCH, L.L.C. are the general partners of NP Partners;

     - Kensington Global Strategies Fund, Ltd. is the sole shareholder of Fisher and Olympus;

     - Citadel Limited Partnership is the general partner of Wellington, the portfolio manager of Kensington, and the sole member of WCH;

     - GLB Partners, L.P. is the general partner of Citadel Limited Partnership;

     - Citadel Investment Group, L.L.C. is the general partner of GLB; and

     - Kenneth C. Griffin is the sole member and manager of Citadel Investment Group.

       Citadel has informed us that Kenneth C. Griffin, Citadel Limited Partnership and each of the Citadel entities disclaims beneficial ownership of the shares of common stock held by the other Citadel entities.

(15) Includes an aggregate of 879,301 shares underlying options and warrants.

(16) Includes an aggregate of 8,057 vested shares held in our investment retirement plan.

COMPLIANCE WITH SECTION 16(a) OF SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, as well as those persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC rule to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of the copies of such forms, or written representations from certain reporting persons that no such forms were required, we believe that during the fiscal year ended September 30, 1999, all filing requirements applicable to our officers, directors and greater than 10% owners of our common stock were complied with except that Messrs. Costa, Rideout and Lerner were each not timely in their filing of one monthly report of one transaction.

                             ELECTION OF DIRECTORS

     Eight directors are to be elected at the meeting to serve for a term of one year or until their respective successors are elected and qualified.

INFORMATION CONCERNING NOMINEES

     The following table sets forth the positions and offices presently held with us by each nominee, his age and his tenure as a director.

                                                      POSITIONS AND OFFICE
NAME                                   AGE               PRESENTLY HELD              SINCE
----                                   ---            --------------------           -----
Pat V. Costa.........................  56    Chairman, president and chief           1984
                                             executive officer
Frank A. DiPietro....................  73    Director                                1992
Jay M. Haft..........................  64    Director                                1977
Tomas Kohn...........................  58    Director                                1997
Donald J. Kramer.....................  67    Director                                1995
Mark J. Lerner.......................  47    Director                                1994
Howard Stern.........................  62    Senior vice president and director      1981
Robert H. Walker.....................  64    Director                                1990

     PAT V. COSTA has served as our president, chief executive officer and chairman of our board of directors since 1984. Previously and from 1977, Mr. Costa was employed by GCA Corporation, most recently in the capacity of executive vice president. GCA was engaged in the manufacturing of various electronic instrumentation equipment and systems.

     FRANK A. DIPIETRO began his career with GM in 1944. During his forty-six year career with GM, he was actively involved in automobile assembly and manufacturing engineering systems. He retired in 1990 and continues as a consultant in laser systems in several industries, most recently for the University of Michigan in evaluating laser applications in the global auto industry. At the time of his retirement, Mr. DiPietro held the position of director of manufacturing engineering, Chevrolet-Pontiac-Canada car group, for GM. In 1996, he was elected to the position of director-at-large for the society of manufacturing engineers.

     JAY M. HAFT has been a practicing attorney for over 30 years and a strategic and financial consultant for growth stage companies. Mr. Haft also serves as chairman of Noise Cancellation Technologies, Inc. and Extech, Inc. both public companies whose respective securities are traded on the Nasdaq Small Cap Market. He is a managing general partner of Gen Am "1" Venture Fund, an international venture capital fund. Mr. Haft is also a director of numerous other public and private corporations. From 1989 until 1994, he was a partner of Parker Duryee Rosoff & Haft in New York, New York. He is currently of counsel to such firm.

     TOMAS KOHN has been a professor of management at Boston University's School of Management in the undergraduate, MBA, and executive MBA programs since 1988. Dr. Kohn is the chairman of Conduit del Ecuador, a steel tubing manufacturer, and a member of the board of directors of Ideal-Alambrec, a steel wire manufacturer, both in Quito, Ecuador. He has held these positions since 1974 and 1972, respectively. From 1987 until our acquisition of Computer Identics Corp. in August 1996, Dr. Kohn was a member of Computer Identics' board of directors, and its Chairman since 1992. From 1986 until

1995, Dr. Kohn was a member of the board of directors of N.V. Bekaert S.A., the world's largest independent steel wire manufacturer. N.V. Bekaert was a major shareholder of Computer Identics.

     DONALD J. KRAMER was chairman of Acuity Imaging, Inc. from January 1994 until our acquisition of Acuity in September 1995. Mr. Kramer served as a director of Itran Corp. from 1982 until its merger with Automatix, Inc. in January 1994, at which time the merger survivor assumed the Acuity name. Mr. Kramer is a private investor and was a special limited partner of TA Associates, a private equity capital firm located in Boston, Massachusetts, from January 1990 to March 1996. For the previous five years, Mr. Kramer was a general partner of TA Associates. In January 1997, Mr. Kramer was elected to the board of publicly-owned Micro Component Technology, Inc.

     MARK J. LERNER has been president of Morgen, Evan an investment banking firm which specializes in Japanese-U.S. transactions, since 1992. Previously and from 1990, he was a managing director at Chase Manhattan Bank where he headed the Japan corporate finance group. From 1982 to 1990 Mr. Lerner worked in the investment banking division of Merrill Lynch as head of its Japan group, coordinating its New York-based Japanese activities with professionals in Tokyo and London.

     HOWARD STERN has been our senior vice president and technical director since December 1984. Previously and from 1981, he was a vice president.

     ROBERT H. WALKER was, before his retirement in March 1998, our executive vice president and secretary-treasurer, a position he held since December 1986. From 1984 to 1986 he was our senior vice president. From 1983 to 1985 he also served as our treasurer. Mr. Walker is a director of Tel Instrument Electronics Corporation, a publicly-owned company.

IDENTIFICATION OF EXECUTIVE OFFICERS

              (Excludes executive officers who are also directors)

NAME                       AGE       POSITION              PRINCIPAL OCCUPATION
----                       ---       --------              --------------------
Frank D. Edwards.........  45     Vice President    Joined us in March 1999 as our
                                                    corporate vice president of
                                                    finance and chief financial
                                                    officer. Previously and from 1986,
                                                    he was employed by Electronic
                                                    Designs, Inc. Most recently, until
                                                    that company's merger with Bowmar
                                                    Instrument Corporation in October
                                                    1998, he was senior vice president
                                                    and chief financial officer and a
                                                    member of its board.

NAME                       AGE       POSITION              PRINCIPAL OCCUPATION
----                       ---       --------              --------------------
Curtis W. Howes..........  49     Vice President    Has been our corporate vice
                                                    president of automatic
                                                    identification since May 1997.
                                                    Before joining us and since
                                                    November 1991, he was employed by
                                                    Intermec Corporation, most
                                                    recently as general manager of
                                                    Intermec's imaging systems
                                                    division, which designed,
                                                    manufactured and sold vision-based
                                                    products for symbology reading.
John S. O'Brien..........  45     Vice President    Has been our corporate vice
                                                    president of human resources since
                                                    February 1997. Previously and from
                                                    1990, he was vice president, human
                                                    resources and chief financial
                                                    officer of Charles River Data
                                                    Systems, an imbedded systems
                                                    developer and manufacturer in
                                                    Framingham, MA.
Earl H. Rideout..........  53     Senior Vice       Has been corporate senior vice
                                  President         president of our semi-conductor
                                                    equipment group since January
                                                    1997. Previously and from 1989 he
                                                    was vice president/general manager
                                                    of our electronics division.
Neal Sanders.............  50     Vice President    Joined us in February 1999 as our
                                                    corporate vice president of
                                                    corporate communications and
                                                    investor relations. Previously and
                                                    from 1980 through 1998, he held
                                                    comparable positions at Analog
                                                    Devices, Inc., Bol Beranek and
                                                    Newman, Inc., Information
                                                    Analysts, Inc. and Microdyne
                                                    Corporation.

     Executive officers are elected annually by the board to hold office until the first meeting of the board following the next annual meeting of stockholders and until their successors are chosen and qualified.

                   PROPOSED AMENDMENT TO THE 1996 STOCK PLAN

     The 1996 stock plan was amended by the board on December 16, 1999 to increase the number of shares of common stock available thereunder from 2,500,000 to 4,500,000, subject to the approval of our stockholders. We believe that we have been successful in the past in attracting and retaining qualified employees, officers and directors in part because of our ability to offer such persons options to purchase common stock. We believe that the increase in the number of shares reserved for issuance pursuant to the 1996 Plan is necessary for us to continue to attract and retain qualified employees, officers and directors.

     The 1996 plan provides for its administration by the board or by a stock option committee appointed by the board. The board or the committee, as appropriate, has discretionary authority, subject to certain restrictions, to determine the individuals to whom and the times at which options will be granted and the number of shares subject to such options. The board or the committee may interpret the provisions of the 1996 plan and may prescribe, amend and rescind rules and regulations relating thereto.

     The purchase price of shares of common stock subject to an incentive stock option within the meaning of Section 422 of the Internal Revenue Code under the 1996 plan may not be less than the fair market value of the shares on the date upon which such option is granted. In addition, in the case of an optionee who is also more than a 10% stockholder us, the purchase price of the shares may not be less than 110% of the fair market value of the shares on the date upon which such option is granted. Further, the aggregate fair market value determined as of the date of the option grant) of shares of common stock with respect to which incentive stock options are exercisable for the first time by the holder of the option during any calendar year may not exceed $100,000. The option price of non-qualified options granted under the 1996 plan is determined by the board or the committee, as appropriate, in its absolute discretion at the time of grant, but shall in no event be less than the minimum legal consideration required. In addition, option grants at less than fair market value are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, and shall be exercisable only upon the attainment of pre-established, objective performance goals.

     The 1996 plan is open to participation by employees, including our officers or any of our subsidiaries, as well as by our subsidiaries' non-employee directors or consultants. At the record date, there were approximately 739 of our employees (including 7 officers) as well as 26 non-employee directors and consultants eligible to participate in the 1996 plan.

     Assuming approval of the proposed amendment to the 1996 plan and after giving effect thereto, there would be 4,500,000 shares of common stock available for issuance under the 1996 plan, of which, as of the record date, 1,618,918 shares would be available for future option grants under the 1996 plan.

BOARD RECOMMENDATION

     The affirmative vote of the holders of a majority of our shares of common stock present and voting in person or by proxy at the meeting is required for approval of this proposal. The board recommends a vote FOR such proposal.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     Set forth below is the aggregate compensation for services rendered to us in all capacities during our fiscal years ended September 30, 1999, 1998 and 1997 by our chief executive officer, each of our four other most highly compensated executive officers whose compensation exceeded $100,000 during our fiscal year ended September 30, 1999 and one other executive officer who would have been disclosed had he been employed by us at the fiscal year end.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG TERM COMPENSATION
                                   ANNUAL COMPENSATION        --------------------------------
                              -----------------------------          AWARDS           PAYOUTS
                                                     OTHER    --------------------   ---------      ALL
                                                    ANNUAL    RESTRICTED   NUMBER    LONG TERM     OTHER
NAME AND                                            COMPEN-     STOCK        OF      INCENTIVE    COMPEN-
PRINCIPAL POSITION     YEAR    SALARY    BONUS(1)   SATION      AWARDS     OPTIONS    PAYOUTS    SATION(2)
------------------     ----   --------   --------   -------   ----------   -------   ---------   ---------
Pat V. Costa.........  1999   $315,016   $    --      --          --         --         --        $11,827
  Chief executive      1998    315,016   $55,000      --          --         --         --        $ 2,400
  officer              1997    293,478   $50,000      --          --         --         --        $ 2,375
Frank D.
  Edwards(3).........  1999   $100,962   $    --      --          --         --         --        $    --
  Chief financial
  officer
Curtis Howes.........  1999   $227,127   $    --      --          --         --         --        $41,467(4)
  Vice president       1998    143,616   $20,000      --          --         --         --        $37,207(4)
Earl H. Rideout......  1999   $174,539   $25,000      --          --         --         --        $ 9,965
  Senior vice          1998    150,010   $25,000      --          --         --         --        $ 2,400
  president            1997    143,318   $25,000      --          --         --         --        $ 2,400
Howard Stern.........  1999   $168,180   $    --      --          --         --         --        $ 6,600
  Senior vice          1998    165,006   $30,000      --          --         --         --        $ 2,400
  president            1997    159,625   $30,000      --          --         --         --        $ 2,375
John J. Arcari(5)....  1999   $193,178   $    --      --          --         --         --        $    --
  Former chief         1998    175,008   $ 5,000      --          --         --         --        $    --
  financial officer

-------------------------

(1) Represents amounts earned in the prior fiscal year which were paid in the fiscal year shown. There were no bonuses earned for the fiscal year ended September 30, 1999.

(2) Represents accrued and vested payments under our retirement investment plan. Also represents 1999 vehicle allowances for each of Messrs. Costa, Rideout and Stern.

(3) Mr. Edwards joined the Company in March 1999.

(4) Represents relocation allowance for Mr. Howes and his family.

(5) Mr. Arcari joined us in August 1997. He resigned in March 1999. Mr. Arcari's 1999 salary includes $97,601 in severance payments.

                       OPTION GRANTS IN LAST FISCAL YEAR

     Set forth below is information with respect to our grants of stock options during our fiscal year ended September 30, 1999 to each of the named persons in the summary compensation table, above.

                                             PERCENT OF
                                               TOTAL
                                NUMBER OF     OPTIONS
                                SECURITIES   GRANTED TO
                                UNDERLYING   EMPLOYEES    EXERCISE
                                 OPTIONS     IN FISCAL    PRICE PER   EXPIRATION   PRESENT
NAME                             GRANTED        YEAR        SHARE        DATE      VALUE(1)
----                            ----------   ----------   ---------   ----------   --------
Pat V. Costa..................   200,000       15.07%       $4.00       6/9/09     $569,175
Frank D. Edwards..............   100,000        7.53%       $2.29       4/1/05     $310,604
Curtis Howes..................    26,666        2.01%       $2.04       5/4/05     $ 84,091
Earl H. Rideout...............     3,871        0.29%       $2.04       5/4/05     $ 12,207
Howard Stern..................        --          --%       $  --           --     $     --
John Arcari...................        --          --%       $               --     $     --

-------------------------

(1) Computed in accordance with the Black-Scholes option pricing model utilizing the following assumptions: volatility of 95%, risk-free interest rate of 6.02% and an expected life of five years.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     Set forth below is further information with respect to unexercised and exercised options to purchase our common stock under our stock option plans.

                                                            NUMBER OF               VALUE OF UNEXERCISED
                         SHARES                      UNEXERCISED OPTIONS AT        IN-THE MONEY OPTIONS AT
                        ACQUIRED                       SEPTEMBER 30, 1999           SEPTEMBER 30, 1999(2)
                       ON EXERCISE      VALUE      ---------------------------   ---------------------------
NAME                   OF OPTIONS    REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   -----------   -----------   -------------   -----------   -------------
Pat V. Costa.........      --            --          207,326        509,699       $397,086       $     --
Frank D. Edwards.....      --            --               --        100,000       $     --       $152,000
Curtis W. Howes......      --            --           13,336         46,664       $     --       $ 47,199
Earl H. Rideout......      --            --           39,847         39,024       $ 75,733       $ 23,846
Howard Stern.........      --            --           30,000         45,970       $  9,750       $     --
John Arcari..........      --            --           20,000             --       $     --       $     --

REPORT ON OPTION PRICING

     Our stock option plans were established as a means of motivating our employees to remain with us and share in our over-all financial goals. In June 1998, as a result of the decrease in the market price of our common stock during the preceding months and recognizing that previously granted stock options have lost most of their motivational value, the board approved the repricing of 2,169,141 options, including 54,411 options granted to certain of our executive officers. This repricing was effected by offering to grant a reduced number of options at an exercise price of $4.13 per share, which was the fair market value of our common stock on June 26, 1998, in exchange for the old options, based on a two for three replacement ratio. Mr. Costa expressly declined to participate in this option repricing action.

     On June 9, 1999, the board, in recognition of Mr. Costa's demonstrated leadership in managing us through a series of difficulties brought about by the semiconductor industry recession, discussed elsewhere in this proxy statement, repriced 309,699 of his previously granted stock options. The repriced options, which are exercisable at $4.13 per share as contrasted with the prior exercise price of $14.13 per share, will not become exercisable until the earlier of (i) December 9, 2008 or (ii) until the market price of our common stock first equals or exceeds $7.00, in which event 50% of these options will become exercisable, and $9.00, in which event the balance of these options will become exercisable. The market price of our common stock on June 9, 1999 was $2.50 per share.

                           TEN-YEAR OPTION REPRICING

     The following table summarizes all repricings of options held by any of our executive officers during our last ten fiscal years:

                                                                                              LENGTH OF
                                   NUMBER OF                                                   ORIGINAL
                                   SECURITIES              MARKET     EXERCISE               OPTION TERM
                                   UNDERLYING             PRICE AT    PRICE AT                REMAINING
                                    OPTIONS       NEW      TIME OF     TIME OF                AT DATE OF
                                    REPRICED    NUMBER    REPRICING   REPRICING     NEW      REPRICING OR
                        DATE OF        OR         OF         OR          OR       EXERCISE    AMENDMENT
NUMBER AND POSITION    REPRICING    AMENDED     OPTIONS   AMENDMENT   AMENDMENT    PRICE       IN YEARS
-------------------    ---------   ----------   -------   ---------   ---------   --------   ------------
Pat V. Costa.........    6/9/99     309,699     309,699    $ 2.50      $14.13      $ 4.13        6.1
  Chief executive       6/26/98          --          --        --          --          --         --
  officer               7/22/97     400,000     309,699    $14.13      $18.25      $14.13        4.5
                        3/26/92      56,668      56,668    $ 1.22      $ 4.06      $ 1.22        0.1
                       12/12/91     113,332     113,332    $ 1.00      $ 4.06      $ 1.00        0.4
Curtis W. Howes......   6/26/98      25,000      16,667    $ 4.13      $10.88      $ 4.13        4.8
  Vice president        6/26/98      25,000      16,667    $ 4.13      $12.75      $ 4.13        5.0
John S. O'Brien......   6/26/98      20,000      13,334    $ 4.13      $10.81      $ 4.13        4.8
  Vice president
Earl H. Rideout......   6/26/98      11,614       7,743    $ 4.13      $14.13      $ 4.13        7.1
  Senior vice           7/22/97      15,000      11,614    $14.13      $18.25      $14.13        4.5
  president             3/26/92       9,900       9,900    $ 1.22      $ 5.50      $ 1.22        1.9
                       12/12/91      20,010      20,010    $ 1.00      $ 5.50      $ 1.00        2.2
Howard Stern.........   6/26/98          --          --        --          --          --         --
  Senior vice           7/22/97      40,000      30,970    $14.13      $18.25      $14.13        4.5
  president             3/26/92      22,754      22,754    $ 1.22      $ 4.06      $ 1.22        0.1
                       12/12/91      45,576      45,576    $ 1.00      $ 4.06      $ 1.00        0.4

                                                                                              LENGTH OF
                                   NUMBER OF                                                   ORIGINAL
                                   SECURITIES              MARKET     EXERCISE               OPTION TERM
                                   UNDERLYING             PRICE AT    PRICE AT                REMAINING
                                    OPTIONS       NEW      TIME OF     TIME OF                AT DATE OF
                                    REPRICED    NUMBER    REPRICING   REPRICING     NEW      REPRICING OR
                        DATE OF        OR         OF         OR          OR       EXERCISE    AMENDMENT
NUMBER AND POSITION    REPRICING    AMENDED     OPTIONS   AMENDMENT   AMENDMENT    PRICE       IN YEARS
-------------------    ---------   ----------   -------   ---------   ---------   --------   ------------
Steven J. Bilodeau...   6/26/98          --          --        --          --          --         --
  Former executive      7/22/97     100,000      77,425    $14.13      $18.25      $14.13        4.5
  vice president        7/22/97      75,000      67,286    $14.13      $15.75      $14.13        5.6
                        3/26/92      13,900      13,900    $ 1.22      $ 4.06      $ 1.22        0.3
                        3/26/92      11,000      11,000    $ 1.22      $ 4.06      $ 1.22        0.8
                        3/26/92          42          42    $ 1.22      $ 4.19      $ 1.22        1.8
                       12/12/91      19,958      19,958    $ 1.00      $ 4.19      $ 1.00        2.1
                       12/12/91      10,000      10,000    $ 1.00      $ 4.25      $ 1.00        3.5
                       12/12/91      20,000      20,000    $ 1.00      $ 6.44      $ 1.00        1.8
Robert H. Walker.....   6/26/98          --          --        --          --          --         --
  Former executive      7/22/97      30,000      23,228    $14.13      $18.25      $14.13        4.5
  vice president        3/26/92       2,511       2,511    $ 1.22      $ 4.06      $ 1.22        0.8
                        3/26/92      14,000      14,000    $ 1.22      $ 6.44      $ 1.22        1.5
                       12/12/91       4,489       4,489    $ 1.00      $ 4.06      $ 1.00        1.1
                       12/12/91      28,580      28,580    $ 1.00      $ 4.06      $ 1.00        0.4
John J. Arcari.......   6/26/98          --          --        --          --          --         --
  Former chief
  financial officer

                                PENSION BENEFITS

     The following table sets forth the estimated annual plan benefits payable upon retirement in 2000 at age sixty-five after fifteen, twenty, twenty-five, thirty and thirty-five years of credited service.

                                               YEARS OF SERVICE
                              ---------------------------------------------------
REMUNERATION                    15         20         25         30         35
------------                  -------    -------    -------    -------    -------
$100,000....................  $19,835    $26,447    $33,059    $33,059    $33,059
 125,000....................   25,535     34,047     42,559     42,559     42,559
 150,000....................   31,235     41,647     52,059     52,059     52,059
 175,000....................   33,635     44,847     56,059     56,069     56,059
 200,000....................   33,635     44,847     56,059     56,059     56,059
 225,000....................   33,635     44,847     56,059     56,059     56,059
 250,000....................   33,635     44,847     56,059     56,059     56,059
 300,000....................   33,635     44,847     56,059     56,059     56,059
 400,000....................   33,635     44,847     56,059     56,059     56,059
 500,000....................   33,635     44,847     56,059     56,059     56,059

     The amount of compensation covered by the Company's pension plan is determined in accordance with rules established by the internal revenue service and includes all dollar items shown on the summary compensation table with the exception of 401(k) contributions. Effective with the fiscal year beginning October 1, 1998, for purposes of calculating the pension benefit, earnings are limited to $160,000, as adjusted for any cost of living increases authorized by the internal revenue code. This earnings limit will continue to be $170,000 for calendar year 2000.

     At September 30, 1999, Messrs. Costa, Rideout and Stern had, respectively, 15, 11 and 28 years of credited service with the Company.

     A participant in the pension plan will receive retirement income based on 23% of his final average salary up to his applicable social security covered compensation level plus 38% of any excess, reduced proportionately for less than twenty-five years of credited service at normal retirement at age 65, subject to the $160,000 limit described above. Final average salary is defined in the pension plan as the average of a participant's total compensation during the five consecutive calendar years in the ten calendar year period prior to his normal retirement date which produces the highest average. A participant is 100% vested in his accrued pension benefit after five years of service as defined in the pension plan. No person who became our employee after October 31, 1996 is eligible to participate in the pension plan.

EMPLOYMENT AGREEMENTS

     Mr. Pat Costa is employed as our chief executive officer and president under an indefinite term agreement which currently provides for an annual base salary of $315,000. Pursuant to the terms of his employment agreement, Mr. Costa has been granted certain rights in the event of the termination of his employment or upon the occurrence of a change in our control. Specifically, in the event of termination for any reason other than for cause and other than voluntarily, Mr. Costa will be entitled to the continuance of salary and certain fringe benefits for a period of twelve months and may exercise all outstanding stock options which are exercisable during the twelve-month period following termination at any time within such twelve-month period. In the event of the occurrence of a change in our control (as defined in his employment agreement) and, further, in the event that Mr. Costa is not serving in the positions of our chief executive officer, president and chairman, other than for cause, within one year thereafter, then Mr. Costa will be entitled to receive a lump sum payment equal to 2.99 times Mr. Costa's base amount (as such term is defined in the Internal Revenue Code and applicable regulations thereunder) at the time of termination and to exercise all outstanding stock options, regardless of when otherwise exercisable, during the six-month period following the termination date of his employment.

     We have also granted certain rights in the event of termination of employment to Messrs. Edwards, Howes, Rideout and Stern. In the event of involuntary termination other than for cause, each officer will be given six months severance pay and continued benefits. In addition, we have agreed to provide a maximum of one hundred days' advance written notice to Mr. Stern in the event we should desire to terminate his employment other than for cause. In such event, he shall be entitled to exercise all outstanding stock options, regardless of when otherwise exercisable, during a specified period following such termination.

THE BOARD OF DIRECTORS -- COMPOSITION AND COMPENSATION

     Our business is managed under the direction of our board of directors. The board consists of a single class of directors who are elected for a term of one year, such term beginning and ending at each annual meeting of stockholders.

     During the fiscal year ended September 30, 1999, our board held nineteen meetings, fifteen of which were convened by telephone. All directors attended all meetings of the board and all committees of the board on which they served, except Mr. Haft, who was absent from one such meeting. No director missed more than four of the meetings which were convened by telephone.

     Our board has established an audit committee to recommend the appointment of independent accountants to audit financial statements and to perform services related to the audit, review the scope and results of the audit with the independent accountants, review with management and the independent accountants our year-end operating results, consider the adequacy of the internal accounting procedures and consider the effect of such procedures on the accountants' independence. The audit committee consists of Messrs. Kramer, DiPietro, Haft and Costa, with Mr. Costa serving in an ex oficio capacity. During fiscal 1999, the audit committee held five meetings, three of which were convened by telephone.

     Our board has also established a stock option committee to review and implement appropriate action with respect to all matters pertaining to stock options granted under our stock option plans. The stock option committee, which is comprised of Messrs. DiPietro and Haft, held thirty two meetings during fiscal 1999, including actions taken by unanimous written consents in lieu of meetings.

     We do not have a nominating committee charged with the search for and recommendation to the board of potential nominees for board positions nor do we have a compensation committee charged with reviewing and recommending to the board compensation programs for our officers. These functions are performed by the board as a whole.

     During the fiscal year ended September 30, 1999, directors who were not otherwise our employees were compensated at the rate of $1,500 for attendance at each one-day and $2,500 for each two-day meeting of our board or any committee thereof; and $200 for participation at a telephonic meeting or execution of a consent in lieu of a meeting. In addition, outside directors are granted stock options periodically, typically on a yearly basis.

REPORT ON EXECUTIVE COMPENSATION

     We do not have a compensation committee charged with reviewing and recommending to our board compensation programs for our executive officers. These functions are performed by our board as a whole.

COMPENSATION PHILOSOPHY

     We believe that executive compensation should:

     - provide motivation to achieve strategic goals by tying executive compensation to our performance, as well as affording recognition of individual performance,

     - provide compensation reasonably comparable to that offered by other high-technology companies in a similar industry, and

     - align the interests of executive officers with the long-term interests of our stockholders through the award of equity purchase opportunities.

     Our compensation plan is designed to encourage and balance the attainment of short-term operational goals, as well as the implementation and realization of long term strategic initiatives. As greater responsibilities are assumed by an executive officer, a larger portion of compensation is "at risk". This philosophy is intended to apply to all management.

COMPENSATION PROGRAM

     Our executive compensation program has three major components: base salary, short-term incentive bonus payments and long-term equity incentives.

     Compensation packages offered to executive officers are based primarily on the recommendations of nationally recognized compensation and benefits consulting firms hired by us. We seek to position total compensation at or near the median levels of other high-tech companies in a similar industry.

     Individual performance reviews are generally conducted annually. Increases in fiscal year 1999 were based on an individual's sustained performance, compensation study recommendations and the achievement of our revenue, profit and earnings per share goals. We do not assign specific weighting factors when measuring performance; rather, subjective judgment and discretion is exercised in light of our overall compensation philosophy.

     Base salary is determined by evaluating individual responsibility levels utilizing independent compensation surveys to determine appropriate salary ranges and evaluating the individual performance.

     Short-term incentive bonus payments, generally, are paid to executive officers on an annual basis. The award of bonuses and their size, in substantial part, are linked to predetermined earnings targets, creating direct linkage between pay and our profitability. Such payments are generally made at the beginning of the fiscal year following the one for which the executive's performance was evaluated. No bonuses were awarded to any executive officer for fiscal 1999.

     Our board believes that executive officers who are in a position to make a substantial contribution to our long term success and to build stockholder value should have a significant equity stake in our on-going success. Accordingly, one of our principal motivational methods has been the award of stock options. In addition to financial benefits to executive officers, if the price of our common stock during the term of any such option increases beyond such option's exercise price, the program also creates an incentive for executive officers to remain with us since options generally vest and become exercisable over a five-year period and the first increment is not exercisable until one year after the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Costa's compensation is determined substantially in conformance with the compensation philosophy, discussed above, that is applicable to all of our executive officers. Performance is measured against defined financial, operational, and strategic objectives. In establishing Mr. Costa's base salary and bonus, our board takes into account our performance against both our own objectives and the industry of which we are a part, as well as Mr. Costa's contribution to our near- and long-term objectives.

     Fiscal 1999 was an extraordinarily difficult year for us as well as for the semiconductor industry as a whole. The industry entered the fiscal year anticipating growth but, by March 1998, the Asian economic crisis had plunged semiconductor manufacturers and suppliers into a severe downturn, which did not abate until the 3rd quarter of calendar year 1999. The board believes Mr. Costa was instrumental in managing us through a series of difficulties brought about by this industry recession. Mr. Costa demonstrated leadership in reacting quickly to changes in the industry and in ensuring that we did not lose our strategic focus. Mr. Costa's base compensation, fiscal 1999 option grant and fiscal 1999 option repricing reflect the board's belief that he is a valuable asset to us. Because we did not achieve our financial goals for fiscal 1999, Mr. Costa did not earn a bonus for that fiscal year.

INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation in excess of $1 million paid to a company's executive officer. Certain performance-based compensation is excluded by Section 162(m)(4)(C) of the Code in determining whether the $1 million limit applies. Currently the total compensation, including salary, bonuses and excludable stock options for any of the named executives does not exceed this limit. If in the future this regulation becomes applicable to us, our board will not necessarily limit executive compensation to that which is deductible, but will consider alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its overall compensation objectives and philosophy.

SUMMARY

     Our board will continue to review our compensation programs to assure such programs are consistent with the objective of increasing stockholder value.

                             THE BOARD OF DIRECTORS

              Pat V. Costa, Chairman
Frank A. DiPietro          Donald J. Kramer
Jay M. Haft                Mark J. Lerner
Tomas Kohn                 Howard Stern
                           Robert H. Walker

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended September 30, 1999, the following officers and former officers participated in discussions concerning executive officer compensation: Pat V. Costa, Frank D. Edwards, Howard Stern, Robert H. Walker and John J. Arcari. Each of the named participants recused himself in discussions concerning his own compensation.

STOCK PERFORMANCE

     The following graph compares the yearly percentage change in the cumulative total stockholder return on our common stock during the five years ended September 30, 1999 with the total return on the standard & poor's 500 composite index and the NASDAQ non-financial index. The comparison assumes $100 was invested on September 30, 1994 in our common stock and in each of the foregoing indices and assumes reinvestment of dividends.

                        FIVE YEAR CUMULATIVE PERFORMANCE
[FIVE YEAR CUMULATIVE PERFORMANCE]

                                                                                                               NASDAQ NON-
                                                          RVSI                       S&P 500                    FINANCIAL
                                                          ----                       -------                   -----------
Sep-94                                                   100.00                      100.00                      100.00
Sep-95                                                   379.60                      126.30                      139.40
Sep-96                                                   216.30                      148.50                      162.80
Sep-97                                                   275.60                      204.70                      218.60
Sep-98                                                    43.90                      219.80                      221.20
Sep-99                                                    62.20                      277.20                      374.50

NOTE:

A. Trading activity from 11/21/1991 through 1/4/1994 was on the OTC Bulletin Board; the balance of trading data was as reported by The Nasdaq National Market.

                             CERTAIN RELATIONSHIPS

     Mr. Mark J. Lerner, one of our directors, is president of Morgen, Evan. Mr. Lerner, through Morgen, Evan, provided consultation services relative to our international marketing and sales efforts. In accordance with an agreement dated December 1993, which was prior to his becoming one of our directors, during the fiscal years ended September 30, 1997, September 30, 1998, and September 30, 1999, we compensated Mr. Lerner, through Morgen, Evan, in cash in the amounts of $62,390, $9,800 and $2,500, respectively. We also issued four-year warrants, at exercise prices of $13.13 and $2.57, respectively, to Morgan, Evan to acquire 2,565 and 18,000 shares of our common stock during the fiscal years ended September 30, 1997 and September 30, 1998, respectively. All warrants were issued at the fair market value of our common stock on the date of grant. No warrants were issued to Morgan, Evan during the fiscal year ended September 30, 1999. We believe that the compensation paid to Morgen, Evan was no greater than what would have had to be paid to an unaffiliated person for substantially similar services.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The board has selected Deloitte & Touche LLP to audit our accounts for the fiscal year ending September 30, 2000. Such firm, which has served as our independent auditor since 1986, has reported to us that none of its members has any direct financial interest or material indirect financial interest in us.

     Unless instructed to the contrary, the persons named in the enclosed proxy intend to vote the same in favor of the ratification of Deloitte & Touche LLP as our independent auditors.

     A representative of Deloitte & Touche LLP is expected to attend the meeting and will be afforded the opportunity to make a statement and/or respond to appropriate questions from stockholders.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at our 2001 annual meeting of stockholders pursuant to the provisions of Rule 14a-8, promulgated under the Exchange Act, must be received by us at our offices in Canton, Massachusetts by October 9, 2000 for inclusion in our proxy statement and form of proxy relating to such meeting.

                            ACCOMPANYING INFORMATION

     Accompanying this proxy statement is a copy of our annual report to shareholders for our fiscal year ended September 30, 1999. Such annual report includes our audited financial statements for the three fiscal years ended September 30, 1999.

                          ROBOTIC VISION SYSTEMS, INC.

                                 5 Shawmut Road
                          Canton, Massachusetts 02021

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Pat V. Costa and Howard Stern as Proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated on the reverse side hereof, all the shares of Common Shares of Robotic Vision Systems, Inc. (the "Company") held of record by the undersigned on February 18, 2000, at the Annual Meeting of Stockholders to be held on March 23, 2000 or any adjournment thereof.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3.

                         (To Be Signed on Reverse Side)

1.   Election of directors:

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike such nominee's name from the list at right)

FOR all nominees           WITHHOLD AUTHORITY               NOMINEES:
                                                            Pat V. Costa
listed at right            to vote for all                  F.A. DiPietro,
(except as marked          nominees listed                  J.M. Haft,  T. Kohn,
to the contrary            at right                         D.J. Kramer, M.J.
at right)                                                   Lerner,  H. Stern,
[ ]                        [ ]                              R.H. Walker


2. To consider and vote upon a proposal to increase the number of shares in the 1996 Stock Plan from 2,500,000 to 4,500,000.

         FOR [ ]                      AGAINST [ ]                ABSTAIN [ ]

3. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 2000.

         FOR [ ]                      AGAINST [ ]                ABSTAIN [ ]

4. To transact such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                                          -------------------------------------
                                          Signature


                                          -------------------------------------
                                          Date:


                                          -------------------------------------
                                          Signature, if held jointly

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.


                                       24